Exhibit 10.74

STRICTLY PERSONAL AND CONFIDENTIAL

December 16, 2013

By Hand

Alexander Lussow

Dear Alex:

Re: Employment Arrangements

This letter confirms our recent discussions. We acknowledge that a “Change of Control” as defined in your Change of Control letter dated June 30, 2006 (the “CofC Letter”) occurred on June 4, 2012. This letter confirms our agreement with respect to the timing of the termination of your employment by QLT, and your corresponding rights and entitlements under the CofC Letter and your Employment Agreement dated June 30, 2006 (the “Employment Agreement”) as follows:

1.	QLT will terminate your employment effective, in its discretion, on only one of the following dates:
(a)	March 31, 2014,
(b)	April 30, 2014, or
(c)	May 31, 2014;

but in no case later than May 31, 2014,

and you commit that you will not resign your employment prior to termination of your employment by QLT;

2.	upon the termination of your employment by QLT and provided that up to the date of termination you continued to perform your duties in a manner consistent with your current performance, you will be eligible to opt for the termination entitlements set out in the CofC Letter and if you so opt, QLT will provide those entitlements to you in accordance with the CofC Letter provided that in lieu of any entitlement to moving expenses as set out in section 2.2(f) of the CofC Letter and Part II of Schedule A to your Employment Agreement, QLT will pay to you $50,000, less any required withholdings and deductions, at the time of termination;

3.	this letter is not written notice to you by QLT of the intended termination of your employment and therefore the delivery or signing of this letter does not itself constitute an “Involuntary Termination” as defined in the CofC Letter; and

Alexander R. Lussow	STRICTLY PERSONAL AND CONFIDENTIAL

4.	except as set out in this letter, the terms and conditions of the CofC Letter and your Employment Agreement will continue to govern your employment with QLT.

The attached schedule to this letter sets out a summary of your entitlements pursuant to the CofC Letter based on the three possible termination dates.

Please confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy of this letter.

Yours truly,

QLT Inc.

/s/ Jeffrey Meckler
Jeffrey Meckler
Director and Chair of the Executive Transition Committee

Accepted and agreed to this 18th day of December, 2013.

/s/ Alexander R. Lussow
Alexander R. Lussow

Alexander R. Lussow	STRICTLY PERSONAL AND CONFIDENTIAL

Benefits and Payment Upon Termination (Cdn. $)

	31-Mar-14	30-Apr-14	31-May-14
	Termination	Termination	Termination
Compensation:
18 Months’ Base Salary (1)	$480,650	$480,650	$480,650
Cash Bonus
2013 Performance Period (Estimated) (2)	$160,217	$160,217	$160,217
2014 Performance Period (3)	$40,054	$53,406	$66,757
18 Months’ Bonus Entitlement	$240,325	$240,325	$240,325
Benefits and Perquisites:
18 Months’ RRSP Contributions (4)	$18,992	$17,123	$15,254
Benefits Compensation (5)	$45,395	$45,395	$45,395
Outplacement Counselling	$5,000	$5,000	$5,000
Moving Expenses (6)	$50,000	$50,000	$50,000

Total	$1,040,632	$1,052,114	$1,063,596

(1)	The base salary compensation is paid to the executive in one lump-sum payment.
(2)	Assumes that the executive has not yet been paid his 2013 bonus which is typically paid by the Company by the end of February of the following year and assumes goals are met but not exceeded.
(3)	The bonus must be pro-rated with respect to the portion of the calendar year worked by the executive.
(4)	As the executive participates in the Company’s RRSP program, the payment doesn’t include his RRSP contributions for 2013 or for the period worked in 2014 which would have already been paid prior to his termination date. The 18 month amount declines because of the annual limit on contributions.
(5)	The executive is entitled to continued benefit plan coverage with the exception of short-term disability, long-term disability and out of country travel coverage for a period of 30 days and, at the election of the executive until a date not to exceed the severance period, to either continued benefit coverage or to compensation of 10% of base salary or any combination of the two. The amount shown assumes the executive elects for a payment of 10% of his base salary following the initial 30 day period.
(6)	The amount shown for moving expenses is paid at time of termination.

All payments are subject to required withholdings and deductions.